                                                                  EXHIBIT 3.i.ii

                              CORPORATE RESOLUTION

     I, ETIENNE TOTTI DEL VALLE, as Secretary of Puerto Rican Cement Company, Inc., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, with its principal offices at San Juan, Puerto Rico, with its principal offices at San Juan, Puerto Rico, does hereby


                                    CERTIFY

     That at a meeting of the Board of Directors of said corporation held on February 24, 1999, Guaynabo, Puerto Rico, the following resolution was unanimously adopted:


                                   RESOLUTION

     "RESOLVED:     To amended Article III.1 of the By-Laws of the Corporation to read as follows:

                                 III. DIRECTORS

     1. The number of directors which shall constitute the board shall be sixteen until May 5, 1999, and fifteen thereafter. The number of directors may be changed from time to time by affirmative vote of a majority of the Board of Directors within the limits provided by the Certificate of Incorporation, but no such change shall affect the term of any director then in office. The Board of Directors shall from time to time make such determinations pursuant to this section as shall be necessary or appropriate in order to ensure that, under any circumstances, the holders of capital stock of any class or series of capital stock having voting rights established under Article FIFTH of the Certificate of Incorporation shall be able, after giving effect to all applicable provisions of the Certificate of Incorporation and of these By-Laws, duly and effectively to exercise any special right conferred upon them by the Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant thereto to elect directors of the Corporation. Except as otherwise provided by law or in the Certificate of Incorporation or any resolution or resolutions of the Board of Directors thereto, the term of office of each director heretofore or hereafter elected shall be from time of his election and qualification until the third annual meeting next following his election and until his successor shall have been duly elected and shall have qualified."

     I FURTHER CERTIFY, that the aforesaid Resolution has not been repealed and is in full force and effect.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Corporation, at San Juan, Puerto Rico, this 24th day of March, 1999.



                                        /s/ ETIENNE TOTTI DEL VALLE
                                        -------------------------------
                                            ETIENNE TOTTI DEL VALLE
                                                  Secretary

AFFIDAVITO: 1999


     Subscribed to before me by Etienne Totti del Valle, of legal age, married and resident of San Juan, Puerto Rico in his capacity as Secretary of Puerto Rican Cement Company, Inc, to me personally known this 24th day of March, 1999.

(NOTARY SEAL)

                                        /s/ MARIA EUGENIA CASTRO COLON
                                        -------------------------------
                                                 NOTARY PUBLIC